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                                                                    Exhibit 99.1


                                     NOTICE



FROM:  Mail.com, Inc.

TO:  Shareholders of Record of Mail.com, Inc.


         This notice is being sent in lieu of a shareholder meeting pursuant to the requirements of the NASDAQ stock market.

         In connection with the appointment of Thomas Murawski as Chief Executive Officer of Mail.com, Inc. (the "Company"), the Board of Directors of the Company has approved the grant of options (the "Stock Options") to purchase 1,700,000 shares of Class A common stock of the Company to Mr. Murawski. It is currently contemplated that the Stock Options would have an exercise price equal to the fair market value of the stock on the date of grant, or 10 days after the date of the mailing of this notice to record shareholders. The Stock Options will vest 25% on October 26, 2001 and quarterly thereafter over three years and will expire upon the earlier of ten years after the date of grant and a specified number of days after termination of employment depending upon the reason for termination. The vesting of fifty percent of any unvested options will accelerate upon a change of control of the Company, and 25% of the remaining unvested options will vest on the first anniversary of such change of control to the extent not otherwise vested on such first anniversary and the remaining 25% on the second anniversary of such change of control to the extent not otherwise vested on such second anniversary. The number of shares issuable upon exercise of the Stock Options represents approximately 2.7% percent of the total common stock currently outstanding.

Dated:  January 16, 2001